NEWS RELEASE

Boo Koo Holdings, Inc. Expands Management Team

Addison, Texas (November 6, 2007) – BOKO.OB - Boo Koo Holdings, Inc. (Boo Koo), a leading energy drink company, announced today it has added new executives to its management team, in connection with its transition to become a public company.

Boo Koo appointed Steven B. Solomon, an accomplished entrepreneur with extensive public company experience as Executive Chairman and David H. Hayes an accomplished sales executive, as President of Sales and Marketing and Chief Customer Officer. In addition, Boo Koo announced Dan Lee, its President and CEO, will be leaving the Company on December 31, 2007 for personal reasons. Mr. Solomon will fill the position vacated by Chuck Jarvie, who will relinquish his role as non-executive Chairman, but will remain as an independent director of the company. Additionally, Steve Ruffini, the company's CFO, has been given the added role of COO.

Mr. Solomon has more than twenty years experience in executive and director roles with public and private companies, with substantial capital markets expertise, along with mergers and acquisitions. He served as a director and President and CEO of Citadel Security Software from 1996 until its recent acquisition by McAfee, Inc. (NYSE:MFE). Mr. Solomon has also served as President and CEO of CT Holdings since May 1997 and as director of CT Holdings since February 1996. Mr. Solomon was founder and served as Chairman, CEO and a Director of Parago, Inc., an application solution provider and Internet-based business process outsourcer that provides an on-line suite of promotional offerings. Mr. Solomon helped Parago complete approximately $85 million financings and three acquisitions. From 2000 to 2006, Mr. Solomon also served as a director of privately-held River Logic, Inc., a company that creates and operates integrated networks of decision support tools, elearning solutions and ecommerce capabilities designed to enable decision makers to leverage knowledge and information to gain competitive advantage.

Mr. Hayes joins Boo Koo from Ubiquity Brands LLC, where he was an Executive Vice-President for the last three years. He doubled the Lincoln Snacks international business in three years and licensed the Krunchers® brand for European production and distribution. He also led military sales for Lincoln Snacks brands and the private label salty snack business. Previously he was a Vice-President at Dr Pepper/7UP (DPSU) where he expanded distribution in various channels including Drug and Mass Merchandisers, more than doubling the 7UP and Cadbury Brands' volume in five years. During his sixteen years at DPSU, he held various other positions. Prior to DPSU, Mr. Hayes held positions at Frito-Lay, Coca-Cola USA and Procter & Gamble.

Mr. Solomon, Executive Chairman, "I am excited to take a more active role in Boo Koo, as I have had the privilege as an existing investor to see the progress the company has made in building a leading beverage company. Now that the company is well capitalized through the private placement it recently completed, there are significant growth opportunities to pursue, which include the development of innovative new products, to capitalize on its brand recognition and expand into new markets through enhanced distribution. I would also like to recognize the role that Dan has played in fostering innovation at the company and look forward to working with him during this transition period."

The company also retained John Clarke as a consultant. Mr. Clarke brings over 35 years of beverage experience to the company. He has been a senior executive at Coca Cola Co. and Cadbury Schweppes. He has extensive experience in bottling, sales and marketing and was

the Chief Advertising Officer for Cadbury Schweppes from 1998 to 2004. As Senior Vice President of Marketing at Dr Pepper, Mr. Clarke was credited with redirecting sales and marketing strategies that set the company on a decade long track of better than category growth.

About Boo Koo

Boo Koo develops, produces, markets and distributes alternative beverage category energy drinks under the Boo Koo® brand name. Boo Koo currently sells and distributes its products in parts of the United States and Canada through its network of regional bottlers and other direct store delivery distributors, including independent Coca-Cola, Pepsi, Cadbury Schweppes and other wholesale distributors. Boo Koo's products are sold primarily to mainstream convenience and grocery store chains, drug stores, gas stations and other retail outlets.

Forward-looking Statements

This news release contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the option to purchase additional securities. Forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond the Company's control, and which may cause the Company's actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements, including its reliance on distributors of its products, its ability to manage inventory, its ability to maintain relationships with customers, its reliance on third parties to produce and package its products, its limited operating history, the availability and cost of raw materials, effects of competition and the other factors listed under "Risk Factors" in its filings with the SEC. All statements other than statements of historical fact are statements that could be forward-looking statements. The Company assumes no obligation to update the information contained in this news release.

Contact:

Steve Ruffini
COO/CFO
Boo Koo Holdings, Inc.
972-818-3862 ext. 280
steve.ruffini@bookooenergy.com